Exhibit 99.W

EARTHWORKS ENTERTAINMENT, INC.

Amendment to Warrant

May     , 2006

WHEREAS, Earthworks Entertainment, Inc., a Delaware corporation (the “Company”), and                  (the “Lender”), wish to amend the terms of the Warrant to Purchase Shares of Stock (the “Warrant”), issued on                 .

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

(1) That the Warrant be and hereby is amended such that the term “Exercise Price” in Section 1 of the Warrant shall now mean $.12 per share.

(2) That this Amendment together with the original Warrant constitute the entire agreement between the parties with regard to the subject matter hereof.

(3) That this Amendment shall be governed by and construed under the laws of the Commonwealth of Massachusetts as applied to agreements among Massachusetts residents entered into and to be performed entirely within the Commonwealth of Massachusetts.

(4) The Company hereby acknowledges that the General Counsel of C.P. Baker & Company, Ltd. is not acting as legal counsel to the Company in connection with this Amendment or any other matter. The Company has had the opportunity to consult legal counsel in connection with this Amendment.

-Remainder of Page Intentionally Left Blank-

IN WITNESS WHEREOF, the Company has duly executed this Amendment as of the date first written above.

COMPANY:

Earthworks Entertainment, Inc.

By
Name:
Title:

LENDER:

By
Name:
Title: